EXHIBIT 99.1


                 [Dearborn Savings Association, F.A. Letterhead]







                                                               October __, 1996



Dear Stockholder:

        You are cordially invited to attend a Special Meeting of Stockholders of Dearborn Savings Association, F.A. The meeting will be held at the Association's loan origination center located at 141 Ridge Avenue, Lawrenceburg, Indiana, on __________, November __, 1996 at _:00 _.m., Eastern Time. The matters to be considered by stockholders at the Special Meeting are described in the accompanying materials.

        It is very important that you be represented at the Special Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Special Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

        Your continued support of and interest in Dearborn Savings Association, F.A. are sincerely appreciated.

                                        Sincerely,



                                        Donald C. Siemers
                                        President and Chief Executive Officer

                        DEARBORN SAVINGS ASSOCIATION, F.A.
                                118 Walnut Street
                        Lawrenceburg, Indiana 47025-1838
                                 (812) 537-0940

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER __, 1996


        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Dearborn Savings Association, F.A. ("Association") will be held at the Association's loan origination center located at 141 Ridge Avenue, Lawrenceburg, Indiana, on ________, November __, 1996 at _:00 _.m., Eastern Time, for the following purposes, as more completely set forth in the accompanying Proxy
Statement:

        1. To approve and adopt the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan" or "Plan of Conversion"), pursuant to which (i) Dearborn Mutual Holding Company (the "Mutual Holding Company"), which currently owns approximately 54.6% of the outstanding shares of common stock of the Association, will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Association, with the Association being the surviving entity; (ii) an interim institution ("Interim") to be formed as a wholly-owned subsidiary of Vision Bancorp, Inc., an Indiana corporation recently formed as a wholly-owned subsidiary of the Association (the "Company"), will merge with and into the Association, with the Association being the surviving entity and becoming a wholly-owned subsidiary of the Company operating under the name "Dearborn Bank;" (iii) the outstanding shares of Association common stock (other than those held by the Mutual Holding Company, which will be cancelled) will be converted into shares of common stock of the Company pursuant to a ratio that will result in the holders of such shares owning in the aggregate approximately 42.25% of the Company, before giving effect to such shareholders purchasing additional shares in a concurrent stock offering by the Company (the "Offerings"), receiving cash in lieu of fractional shares or exercising dissenters rights ("Exchange Shares"); and (iv) in connection therewith the Association's charter will be amended to change the name of the Association and to establish a liquidation account in accordance with applicable regulations. In addition, the Company is offering shares of its common stock by means of a Prospectus, and the sale of such stock and the reorganization are referred to herein as the "Conversion and Reorganization."

        2. To transact such other business as may properly come before the meeting. Except with respect to procedural matters incident to the conduct of the meeting, management of the Association is not aware of any matters other than those set forth above which may properly come before the meeting.

        Stockholders of the Association have the right, pursuant to 12 C.F.R.
Section 522.14, to dissent from the Conversion and Reorganization and to exercise appraisal rights for their shares of the Association common stock upon strict compliance with the terms and conditions of 12 C.F.R. Section 552.14, a copy of which is attached hereto as Appendix A. Failure to comply strictly with the requirements of 12 C.F.R.
Section 552.14 will result in the loss of appraisal rights.

        The Board of Directors of the Association has fixed October __, 1996 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only those stockholders of record as of the close of business on the date will be entitled to vote at the Special Meeting or at any such adjournment.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        Margaret M. Abner, Secretary

October __, 1996
Lawrenceburg, Indiana


- -------------------------------------------------------------------------------

        YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. PROXIES MUST BE RECEIVED PRIOR TO THE COMMENCEMENT OF THE MEETING.

        YOUR VOTE IS VERY IMPORTANT. VOTING ON THE PLAN DOES NOT REQUIRE YOU TO PURCHASE STOCK IN THE OFFERINGS.

- -------------------------------------------------------------------------------

                       DEARBORN SAVINGS ASSOCIATION, F.A.




                                 PROXY STATEMENT



                         SPECIAL MEETING OF STOCKHOLDERS



        This Proxy Statement is being furnished to the holders of the common stock, par value $0.10 per share ("Association Common Stock"), of Dearborn Savings Association, F.A. (the "Association"), in connection with the solicitation of proxies by the Board of Directors for use at its Special Meeting of Stockholders ("Special Meeting") to be held at the Association's loan origination center located at 141 Ridge Avenue, Lawrenceburg, Indiana, on ________, November __, 1996, at _:00 _.m., Eastern Time, and at any adjournment thereof, for the purposes set forth in the Notice of Special Meeting of Stockholders. The Proxy Statement is first being mailed to stockholders on or about October __, 1996.

        Each proxy solicited hereby, if properly signed and returned to the Association and not revoked prior to its use, will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, each signed proxy received will be voted in favor of the Plan of Conversion and, in the discretion of the proxy holder, as to any other matter which may properly come before the Special Meeting. Only proxies that are returned can be counted and voted at the Special Meeting.

        An Association stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of the Association, (ii) properly submitting to the Association a duly-executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Dearborn Savings Association, F.A., 118 Walnut Street, Lawrenceburg, Indiana 47025-1838, Attention: Secretary. Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.


                       VOTING SECURITIES AND REQUIRED VOTE

        Pursuant to Office of Thrift Supervision ("OTS") regulations, consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Dearborn Mutual Holding Company (the

"Members") as of the close of business on the voting record date at a special meeting of Members called for the purpose of considering the Plan (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Association Common Stock held by the stockholders as of the voting record date at the Special Meeting. In addition, the Association, the Mutual Holding Company and the Company (the "Primary Parties") have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by the holders of at least a majority of the votes cast, in person or by proxy, by the holders of Association Common Stock excluding the Mutual Holding Company (the "Public Stockholders") at the Special Meeting. The Mutual Holding Company intends to vote its shares of Association Common Stock, which amount to approximately 54.6% of the outstanding shares, in favor of the Plan at the Special Meeting. In addition, as of October __, 1996, directors and executive officers of the Association as a group (nine persons) beneficially owned _________ shares (not including stock options) or ______% of the outstanding Association Common Stock, which shares can also be expected to be voted in favor of the Plan at the Special Meeting.

        Only holders of record of Association Common Stock at the close of business on October __, 1996 (the "Voting Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Voting Record Date, there were _______ shares of Association Common Stock issued and outstanding and the Association had no other class of equity securities outstanding. Each share of Association Common Stock is entitled to cast one vote at the Special Meeting on all matters properly presented at the Special Meeting.

        The presence in person or by proxy of at least a majority of the issued and outstanding shares of Association Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Shares as to which the "ABSTAIN" box has been marked on the proxy and any shares held by brokers in street name for customers which are present at the Special Meeting and are not voted in the absence of instructions from the customers ("broker non-votes") will be counted as present for determining if a quorum is present. Because adoption of the Plan of Conversion must be approved by the holders of at least two-thirds of the outstanding Association Common Stock, abstentions and broker non-votes will have the same effect as a vote against such proposal. The Plan also conditions consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, at the Special Meeting by the Public Stockholders. Abstentions and broker non-votes will have no effect on the required vote of the Public Stockholders.


                    INCORPORATION OF INFORMATION BY REFERENCE

        The accompanying Prospectus of the Company is incorporated herein by reference. The Prospectus sets forth a description of the Plan of Conversion and the related offering of common stock by the Company under the caption "The Conversion and Reorganization." Such caption also describes the effects of the Conversion and Reorganization on the stockholders of the Association and the members of the Mutual Holding Company, including the tax consequences of the Conversion and Reorganization and the establishment of a liquidation account for the benefit of certain depositors of the Association. Upon consummation of the Conversion and Reorganization, the charter of the Association will be amended to change the name of the Association to "Dearborn Bank" and to delete current Section 8, which establishes a priority for deposit account holders as creditors in certain situations. A new Section 8 will be added to the charter to provide for a liquidation account. These amendments are being adopted to comply with applicable regulations of the OTS. See Appendix B attached hereto.

        Information regarding the Association, the Company and the Mutual Holding Company are set forth in the Prospectus under the captions "Dearborn Savings Association, F.A.," "Vision Bancorp, Inc." and "Dearborn Mutual Holding Company," respectively, as well as under the caption "Summary." The Prospectus also describes the business and financial condition of the Association under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Association are included in the Prospectus. Information regarding the use of proceeds of the Offerings conducted in connection with the Conversion and Reorganization, the historical capitalization of the Association and the pro forma capitalization of the Company, and other pro forma data are set forth in the Prospectus under the captions "Use of Proceeds," "Capitalization" and "Pro Forma Data," respectively.

        The Prospectus sets forth certain information as to the Association Common Stock beneficially owned by (i) the only persons or entities who or which were known to the Association to be the beneficial owner of more than 5% of the issued and outstanding Association Common Stock, (ii) the directors of the Association, and (iii) all directors and executive officers of the Association as a group. See "Beneficial Ownership of Capital Stock" in the Prospectus.

        The Prospectus also sets forth a comparison of the rights of stockholders of the Association with the rights of stockholders of the Company. See "Comparison of Stockholders' Rights" in the Prospectus.


                         DISSENTERS' RIGHTS OF APPRAISAL

        Record holders of Association Common Stock are entitled to appraisal rights under Section 552.14 of the OTS regulations as a result of the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Association and the merger of the Association with and into Interim, with the Association to be the surviving entity in both mergers (the "Mergers"). Any person having a beneficial interest in shares of Association Common Stock held of record in the name of another person, such as a broker or nominee, and who wishes to exercise dissenters' rights must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 552.14 and is qualified in its entirety by the full text of Section 552.14, which is reprinted as Appendix A to this Proxy Statement.

        Under Section 552.14, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the institution must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 552.14. This Proxy Statement shall constitute such notice to the record holders of the Association Common Stock. Any such stockholder who wishes to exercise such appraisal rights should review carefully the following discussion and Appendix A to this Proxy Statement because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14.

        A holder of shares of Association Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of the Association, before the vote on the Plan of Conversion at the Special Meeting, a writing which identifies such stockholder and which states his intention to demand appraisal of and payment for his shares of Association Common Stock. Such demand must be in addition to and separate from any proxy or vote against the Plan of Conversion. A vote against the Plan of Conversion does not, by itself, constitute a demand for appraisal rights. Also, voting for the approval and adoption of the Plan of Conversion will result in the loss of appraisal rights with respect to such shares. In addition, a holder of shares of Association Common Stock wishing to exercise his appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must hold such shares continuously through the effective date of the Conversion and Reorganization (the "Effective Date").

        Only a holder of record of shares of Association Common Stock is entitled to assert appraisal rights for the shares of Association Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as his name appears on his stock certificates. If the shares of Association Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Association Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Association Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Association Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Association Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Association Common Stock as to which appraisal is sought and where no number of shares of Association Common Stock is expressly mentioned the demand will be presumed to cover all shares of Association Common Stock held in the name of the record owner. Stockholders who hold their shares of Association Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder and for surrendering the certificates for such shares to the Association for notation of appraisal rights as set forth below.

        All written demands for appraisal should be sent or delivered to Dearborn Savings Association, F.A., 118 Walnut Street, Lawrenceburg, Indiana 47025-1838, Attention: Secretary, so as to be received prior to the vote of stockholders with respect to the Plan of Conversion.

        Within ten days after the Effective Date of the Conversion and Reorganization, the Association, as the resulting institution in the Mergers, must: (i) send a written notice as to the Effective Date of the Conversion and Reorganization to each person who has satisfied the appropriate provisions of
Section 552.14 and who has not voted in favor of the Plan of Conversion, (ii) make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the Association to be the fair value thereof, and
(iii) inform each stockholder that within 60 days of such date the stockholder must take certain actions, set forth in such notice (and summarized below). A written offer to dissenting stockholders, if any, will be based on the circumstances existing on the Effective Date, and the Association has not determined the price per share it would offer any dissenting stockholders. If, within 60 days of the Effective Date, an agreement is reached as to the fair value between the Association and a dissenting stockholder, payment therefore shall be made within 90 days of the Effective Date.

        If the Association and any holder of the Association Common Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 552.14 have not agreed as to the fair value within 60 days of the Effective Date, the stockholder may file a petition with the OTS, with a copy to the Association by registered or certified mail demanding a determination of the fair value of the stock of all dissenting stockholders. A stockholder who fails to file such petition within 60 days of the Effective Date shall be deemed to have accepted the Exchange Shares to which he is entitled. In addition, within 60 days of the Effective Date, each stockholder demanding appraisal and payment under Section 552.14 must submit to the Association the certificates for notation thereon that appraisal and payment has been demanded and that appraisal proceedings are pending. The failure to submit certificates for notation will result in the loss of appraisal rights. The Association is not under any obligation to file a petition with respect to the appraisal of the fair value of the shares of Association Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 552.14.

        If a petition for an appraisal is timely filed, after a hearing on such petition, the Director of the OTS will determine the holders of shares of Association Common Stock entitled to appraisal rights and will order an appraisal of the "fair value" of the shares of Association Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Conversion and Reorganization. Such appraisal may be conducted by appropriate staff of the OTS or such independent appraiser as the Director shall determine. If the appraisal is conducted by an independent appraiser, then the OTS staff will review and provide an opinion as to the suitability of the methodology and the adequacy of the analysis and supportive data. If the Director concurs in the valuation, then payment of the appraised value of the shares will be directed from the resulting institution (the Association) upon surrender of the certificates representing the dissenting shares of Association Common Stock, along with interest from the Effective Date at a rate deemed equitable by the Director. Holders of shares of Association Common Stock considering seeking appraisal should be aware that the fair value of their shares of Association Common stock as determined under Section 552.14 could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Plan of Conversion if they did not seek appraisal of their shares of Association Common Stock.

        The costs of any appraisal proceeding may be apportioned and assessed by the Director as he or she deems equitable against all or some of the parties. In making the determination, the Director shall consider whether any of the parties has acted arbitrarily, vexatiously, or not in good faith.

        Any holder of shares of Association Common Stock who has duly demanded an appraisal in compliance with Section 552.14 will not, after the Effective Date, be entitled to vote the shares of Association Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to, or a vote to be taken by, holders of record of shares of Association Common Stock as of a date prior to the Effective Date).

        If any holder of Association Common Stock who demands appraisal of his shares under Section 552.14 fails to perfect, or effectively withdraws or loses his right to appraisal as provided in Section 552.14, the shares of such stockholder will be converted into Exchange Shares in accordance with the Plan of Conversion. A holder may withdraw his demand for appraisal by delivering to the Association a written withdrawal of his demand for appraisal and acceptance of the Exchange Shares (any such written withdrawal should be directed to Dearborn Savings Association, F.A., 118 Walnut Street, Lawrenceburg, Indiana 47025-1838, Attention: Secretary).

        Failure to follow the steps required by Section 552.14 for perfecting appraisal rights may result in the loss of such rights.


                              STOCKHOLDER PROPOSALS

        Any proposal which a stockholder wishes to have included in the proxy solicitation materials to be used in connection with the next annual meeting of stockholders of the Association which is expected to be held in October 1997 if the Conversion and Reorganization is not consummated, must be received at the main office of the Association no later than _______________ __, 1997.


                                  OTHER MATTERS

        Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Association to vote the proxy upon such other matters as may properly come before the Special Meeting. Management is not aware of any business that may properly come before the Special Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

        The cost of solicitation of proxies will be borne by the Association. The Association will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Association Common Stock. In addition to solicitations by mail, directors, officers and employees of the Association may solicit proxies personally or by telephone without additional compensation.

        You may obtain a copy of the Plan of Conversion, together with the Articles of Incorporation and Bylaws the Company, from any office of the Association or in writing from the Association. Any such requests should be directed to Dearborn Savings Association, F.A., 118 Walnut Street, Lawrenceburg, Indiana 47025-1838, Attention: Secretary. So that you have sufficient time to receive and review the requested materials, it is recommended that any such requests be sent so that they are received by the Association by ________, 1996.

        YOUR VOTE IS IMPORTANT! THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PLAN OF CONVERSION. WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                    APPENDIX A


                SECTION 552.14 OF THE OTS REGULATIONS RELATING TO
                         DISSENTERS' RIGHTS OF APPRAISAL


ss.552.14 Dissenter and appraisal rights.

        (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with ss.552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

        (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to ss.552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

        (c) Procedure.

        (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

        (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

        (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall;

               (i) Give written notice by mail to stockholders of constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

               (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

               (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

        The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

        (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

        (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

        (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

        (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

        (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advise of the appropriate staff shall, if he or she concurs in the valuation of the shares direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

        (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

        (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distribution described above.

        (11) STATUS. Shares of the resulting association into which shares of the stockholder demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                                                     APPENDIX B



                      PROPOSED AMENDMENTS TO THE CHARTER OF
                       DEARBORN SAVINGS ASSOCIATION, F.A.


Upon consummation of the Conversion and Reorganization, Section 1 of the Association's Charter will be revised to read as follows:

        Section 1. Corporate Title. The full corporate title of the Bank is Dearborn Bank (the "Bank").

        In addition, all other references in the Association's Charter to the "Association" will be changed to the "Bank."

Upon consummation of the Conversion and Reorganization, the following Section 8 of the Association's Charter will be deleted in its entirety:

        Section 8. Deposit Accounts. In any situation in which the priority of the accounts of the Association is in controversy, all such accounts shall, to the extent of their withdrawable value, be debts of the Association having at least as high a priority as the claims of general creditors of the Association not having priority (other than any priority arising or resulting from consensual subordination) over other general creditors of the Association.

Upon consummation of the Conversion and Reorganization, the following section will be added as new Section 8 of the Association's Charter:

        Section 8. Liquidation Account. Pursuant to the requirements of 12 C.F.R. Subchapter D, the Bank shall establish and maintain a liquidation account for the benefit of its savings account holders who had an account balance of at least $50.00 as of the close of business on either December 31, 1994 or September 30, 1996 ("eligible depositors"). In the event of a complete liquidation of the Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the Bank's eligible depositor's inchoate interest in the liquidation account, to the extent it is still in existence, provided that an eligible depositor's inchoate interest in the liquidation account shall not entitle such eligible depositor to any voting rights at meetings of the Bank's stockholders.

DEARBORN SAVINGS ASSOCIATION, F.A.                              REVOCABLE PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DEARBORN SAVINGS ASSOCIATION, F.A. (THE "ASSOCIATION") FOR USE ONLY AT A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER __, 1996 AND ANY ADJOURNMENT THEREOF.


     The undersigned, being a stockholder of the Association as of November __, 1996, hereby authorizes the Board of Directors of the Association, or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders to be held at the Association's loan origination center located at 141 Ridge Avenue, Lawrenceburg, Indiana, on November __, 1996, at __:00 __.m., Eastern Time, and at any adjournment of said meeting, and thereat to with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

     (1) To approve and adopt the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan of Conversion"), pursuant to which (i) Dearborn Mutual Holding Company (the "Mutual Holding Company"), which currently owns approximately 54.6% of the outstanding shares of common stock of the Association, will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Association, with the Association being the surviving entity; (ii) an interim institution ("Interim") to be formed as a wholly-owned subsidiary of Vision Bancorp, Inc., an Indiana corporation recently formed as a wholly-owned subsidiary of the Association (the "Company"), will merge with and into the Association, with the Association being the surviving entity and became a wholly-owned subsidiary of the Company operating under the name "Dearborn Bank;" (iii) the outstanding shares of Association common stock (other than those held by the Mutual Holding Company, which will be cancelled) will be converted into shares of common stock of the Company pursuant to an exchange ratio as described in the Proxy Statement; (iv) the Company will sell additional shares of its common stock pursuant to the Plan of Conversion; and (v) in connection therewith the Association's charter will be amended as set forth in Appendix B to the Proxy Statement.

          /   / FOR           /  / AGAINST           /  / ABSTAIN

     In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

     This proxy may be revoked at any time before it is exercised. Shares of common stock of the Association will be voted as specified. If no specification is made herein, shares will be voted FOR Proposal 1.

                   (Continued and to be signed on other side)

     The undersigned hereby acknowledges receipt of a Notice of Special Meeting of the Stockholders of Dearborn Savings Association, F.A. called for November __, 1996 and a Proxy Statement for the Special Meeting prior to the signing of this Proxy.


                                   Date:                       , 1996
                                        -----------------------

                                   -----------------------------
                                              Signature

                                   -----------------------------
                                              Signature

                                   Note: Please sign exactly as your name(s) appear(s) on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.